Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 20, 2013, relating to the consolidated financial statements and financial statement schedule of NBC Universal, Inc. and subsidiaries (predecessor) and NBCUniversal Media, LLC (successor) (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to General Electric Company’s transaction with Comcast Corporation on January 28, 2011) appearing in the Annual Report on Form 10-K of NBCUniversal Media, LLC and subsidiaries for the period from January 1, 2011 to January 28, 2011 (predecessor period), for the period from January 29, 2011 to December 31, 2011, and for the year ended December 31, 2012 (successor period), and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, NY

September 18, 2013